Exhibit 99.1

The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, Florida 33326

FOR IMMEDIATE RELEASE

Ultimate Software Reports 74% Recurring Revenue Growth, 31% Total Revenue
Growth for the First Quarter

Weston, FL, April 30, 2003 – Ultimate Software (Nasdaq: ULTI) today announced financial results for its first quarter of 2003. For the quarter ended March 31, 2003, total revenues increased 31% to $14.4 million and recurring revenues increased 74% to $6.9 million versus $11.0 million and $3.9 million, respectively, for the same period last year. Services revenues increased 12% to $6.3 million from $5.6 million for the same period last year. Net loss for the 2003 first quarter was $2.6 million, or ($0.16) per share, compared with $5.7 million, or ($0.36) per share, for the same quarter of 2002.

“We’re very pleased about the upward trending of our recurring revenues. The 74% growth in recurring revenues is evidence of solid strategy-based execution,” said Scott Scherr, CEO, president and founder of Ultimate Software. “Our primary objective over the past two years has been to achieve profitability by growing our recurring revenues in a consistent and predictable fashion, and we are clearly working the plan successfully.”

Ultimate Software’s financial results teleconference call will be audiocast live at 5:00 p.m. Eastern Time today via World Investor Link at http://www.vcall.com/EventPage.asp?ID=83528 and available for replay at the same address beginning at 9:00 p.m. Eastern Time today and until July 30, 2003.

Highlights

The following highlights occurred during the quarter ended March 31, 2003:

•	53% of new customers selected the Intersourcing Service Model, Ultimate Software’s hosted offering of UltiPro priced on a per-employee-per-month basis.

•	The Company’s Professional Services team brought 59 customers “live” on UltiPro.

•	Ceridian Corporation’s (NYSE: CEN) additional investment of $3 million in Ultimate Software, including the purchase of common stock and a warrant to purchase additional shares of common stock, brought Ceridian’s ownership to 9.3% of Ultimate Software’s common shares outstanding, as of March 20, 2003.

•	Ceridian signed a $2.25 million contract for additional services to be provided by Ultimate Software in 2003.

•	Ultimate Software’s development team and one of its sales professionals were named finalists in the American Business Awards competition in the categories, The Best Product Development Organization and The Best Salesperson, respectively.

•	Days sales outstanding (DSO) was at an all-time low of 49 days as of March 31, 2003.

Forward-Looking Statement

Certain statements in this press release are forward-looking statements within the meaning thereof under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are made only as of the date hereof. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results to differ materially from those stated or implied by such forward-looking statements, including risks and uncertainties associated with fluctuations in the Company’s quarterly operating results, concentration of the Company’s product offerings, development risks involved with new products and technologies, competition and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Ultimate Software

Ultimate Software, a leading provider of Web-based payroll and workforce management solutions, markets award-winning UltiPro as licensed software, as a hosted application through Intersourcing, and as a co-branded offering to Business Service Providers (BSPs) under the “Powered by UltiPro” brand. The Company employs 415 professionals who are united in their commitment to developing trend-setting solutions and delivering quality service. Ultimate Software customers represent diverse industries and include such organizations as The Arizona Diamondbacks/ Phoenix Suns, Benihana Restaurants, The Container Store, Elizabeth Arden, Omni Hotels, Ruth’s Chris Steak House and Trammell Crow Residential. More information on Ultimate Software’s products and services can be found at www.ultimatesoftware.com.

UltiPro and Intersourcing are registered trademarks of The Ultimate Software Group, Inc. All other trademarks referenced are the property of their respective owners.

Contact:
 Mitchell K. Dauerman
 Chief Financial Officer and Investor Relations
 Phone: 954-331-7369
 Email: IR@ultimatesoftware.com

THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months
	Ended March 31,

	2003	2002

Revenues, net:
License	$1,213	$1,395
Recurring	6,861	3,934
Services	6,328	5,627

Total revenues, net	14,402	10,956

Cost of revenues:
License	243	140
Recurring	2,291	1,950
Services	4,435	4,558

Total cost of revenues	6,969	6,648

Operating expenses:
Sales and marketing	4,089	4,538
Research and development	4,329	4,331
General and administrative	1,618	1,130

Total operating expenses	10,036	9,999

Operating loss	(2,603)	(5,691)
Interest expense	(53)	(72)
Interest and other income	20	40

Net loss	$(2,636)	$(5,723)

Net loss per share:
Basic and diluted	$(0.16)	$(0.36)

Weighted average shares outstanding:
Basic and diluted	16,718	15,885

THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	As of	As of
	March 31,	December 31,
	2003	2002

ASSETS

Current assets:
Cash and cash equivalents	$8,394	$8,974
Accounts receivable, net	7,794	10,381
Prepaid expenses and other current assets	1,634	1,273

Total current assets	17,822	20,628
Property and equipment, net	6,917	7,233
Capitalized software, net	2,372	2,753
Other assets	542	529

Total assets	$27,653	$31,143

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$2,350	$2,693
Accrued expenses	4,893	5,529
Deferred revenue	20,145	20,874
Current portion of capital lease obligations	637	767
Current portion of long term debt	497	501

Total current liabilities	28,522	30,364
Deferred revenue	4,954	6,941
Capital lease obligations, net of current portion	225	361
Long term debt, net of current portion	720	845

Total liabilities	34,421	38,511

Stockholders’ deficit:
Preferred Stock, $.01 par value	–	–
Series A Junior Participating Preferred Stock, $.01 par value	–	–
Common Stock, $.01 par value	176	168
Additional paid-in capital	71,830	68,602
Accumulated deficit	(77,720)	(75,084)

	(5,714)	(6,314)
Treasury Stock, at cost	(1,054)	(1,054)

Total stockholders’ deficit	(6,768)	(7,368)

Total liabilities and stockholders’ deficit	$27,653	$31,143

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